China HGS Reports Second Quarter of Fiscal Year 2014 Results

Revenues Up by Approximately 157.5%

HANZHONG, CHINA – May 9, 2014 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today reported its financial results for the second quarter of fiscal 2014 ended March 31, 2014 with the U.S. Securities and Exchange Commission. An electronic copy of the quarterly report on Form 10-Q can be accessed on the SEC's website at www.sec.gov.

Highlights for the Quarter

●	Total revenues for the second quarter of fiscal 2014 were approximately $49.9 million, an increase of 157.5% from approximately $19.4 million in the same quarter of fiscal 2013. Total revenues recognized from percentage of completion method were approximately $33.5 million, which accounted for 67.2% of total revenues in the second quarter of fiscal 2014.

●	Net income for the second quarter of fiscal 2014 totaled approximately $13.4 million, an increase of approximately $7.7 million from the net income of approximately $5.8 million in the same period of last year. The increased net income in this quarter compared to the same quarter of last year was primarily due to the significantly increased revenue.

●	Basic and diluted net earnings per share (“EPS”) attributable to shareholders for the second quarter of fiscal 2014 were $0.30, increased by 130.8% from $0.13 for the same quarter last year.

“I am very pleased that the Company has delivered strong performance in this quarter,” said Mr. Xiaojun Zhu, Chairman and Chief Executive Officer of China HGS. “During the second quarter, we sold a significant portion of commercial units located in Yang County Pearl Garden Project and successfully delivered two municipal roads constructed for the local government. We also experienced significant sales progress in our newly constructed Mingzhu Beiyuan and Oriental Garden real estate projects. These strong results demonstrate that our growth strategy is working well and our execution is effective.”

“As the government is cautiously implementing new policies and strategies to manage a stable economic growth in China, new catalysts will drive the growth. We have confidence that our strategy focusing on the real estate market in Tier 3 and Tier 4 cities and counties in China remains sound and effective going forward.” Mr. Zhu continued. “For example, the new airport for the greater Hanzhong area is near its completion and is expected to be in operation in the second half of this year. The new airport will offer several direct flights daily from Tier 1 cities such as Beijng, Shanghai and Shenzhen, and many other regional flights, which we believe will add new catalysts to the economic growth in the greater Hanzhong area. We expect that the regional economy in the area which is our major market will get a boost with the new catalysts.” concluded Mr. Xiaojun Zhu.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong,

President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31	September 30
	2014	2013
ASSETS
Current assets:
Cash	$2,843,953	$5,878,101
Restricted cash	1,483,280	1,332,807
Advances to vendors	-	109,134
Cost and earnings in excess of billings	5,744,960	2,178,270
Real estate property development completed	9,472,719	11,607,164
Real estate property under development	-	1,580,670
Other current assets	583,328	368,377

Total current assets	20,128,240	23,054,523

Property, plant and equipment, net	930,331	977,739
Real estate property development completed, net of current portion	2,183,887	7,619,811
Security deposits for land use right	3,245,752	3,259,240
Real estate property under development, net of current portion	199,704,185	142,916,601
Accounts receivable	3,161,946	-

Total Assets	$229,354,341	$177,827,914

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loan – current portion	$11,360,132	$4,888,860
Accounts payable	25,424,259	22,527,686
Other payables	5,644,077	1,863,922
Construction deposits	370,131	357,447
Billings in excess of cost and earnings	8,745,055	5,109,758
Customer deposits	6,005,135	6,130,466
Shareholder loan	9,356,374	1,810,000
Accrued expenses	2,731,959	2,896,539
Taxes payable	9,177,823	6,612,707

Total current liabilities	78,814,945	52,197,385
Long-term bank loan, less current portion	12,983,008	11,407,340
Deferred tax liabilities	1,742,989	650,067
Customer deposits, net of current portion	19,681,160	13,410,081
Construction deposits, net of current portion	1,009,683	1,013,877

Total liabilities	114,231,785	78,678,750
Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares
authorized, 45,050,000 shares issued and outstanding
March 31, 2014 and September 30, 2013	45,050	45,050
Additional paid-in capital	17,759,349	17,759,349
Statutory surplus	8,977,230	8,977,230
Retained earnings	79,763,614	63,257,918
Accumulated other comprehensive income	8,577,313	9,109,617
Total stockholders' equity	115,122,556	99,149,164

Total Liabilities and Stockholders' Equity	$229,354,341	$177,827,914

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME  AND COMPREHENSIVE INCOME

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013

Real estate sales	$49,907,770	$19,382,960	$64,048,333	$30,386,375
Less: Sales tax	3,007,183	1,148,725	3,953,871	1,859,442
Cost of real estate sales	31,392,779	10,678,011	40,538,620	14,508,255
Gross profit	15,507,808	7,556,224	19,555,842	14,018,678

Operating expenses
Selling and distribution expenses	253,916	297,914	368,266	459,008
General and administrative expenses	586,245	1,117,545	1,126,474	1,678,516
Total operating expenses	840,161	1,415,459	1,494,740	2,137,524

Operating income	14,667,647	6,140,765	18,061,102	11,881,154

Interest income	4,446	-	9,005	-
Interest (expense)	(128,411)	(18,100)	(146,511)	(36,200)
Other income (expenses) - net	-	7	-	7,959
Income before income taxes	14,543,682	6,122,672	17,923,596	11,852,913

Provision for income taxes	1,095,103	355,952	1,417,900	577,116
Net income	$13,448,579	$5,766,720	$16,505,696	$11,275,797

Other comprehensive income
Foreign currency translation adjustment	(939,669)	468,723	(532,304)	677,708

Comprehensive income	$12,508,910	$6,235,443	$15,973,392	$11,953,505

Basic and diluted income per common share
Basic	$0.30	$0.13	$0.37	$0.25
Diluted	$0.30	$0.13	$0.37	$0.25

Weighted average common shares outstanding
Basic	45,050,000	45,050,000	45,050,000	45,050,000
Diluted	45,126,214	45,116,695	45,126,214	45,090,074

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended
	March 31,
	2014	2013
Cash flows from operating activities
Net income	$16,505,696	$11,275,797
Adjustments to reconcile net income to net cash used in operating activities:	1,103,204	-
Deferred tax provision
Depreciation	43,661	44,671
Stock based compensation	-	5,512
Changes in assets and liabilities:
Restricted cash	(157,070)	(127,177)
Accounts receivable	(3,183,853)	(4,030,621)
Advances to vendors	109,435	(1,475,065)
Loans to outside parties	-	15,917
Security deposits for land use rights	-	(398,329)
Cost and earnings in excess of billings	3,681,777	-
Real estate property development completed	7,542,703	7,834,524
Real estate property under development	(56,191,546)	(16,983,329)
Other current and non-current assets	(217,975)	(56,762)
Accounts payables	3,010,516	1,302,987
Other payables	3,814,113	652,305
Billings in excess of cost and earnings	(3,600,479)	-
Customer deposits	6,269,755	401,479
Construction deposits	14,260	95,605
Accrued expenses	(154,580)	184,157
Taxes payable	2,610,444	857,617
Net cash used in operating activities	(18,799,939)	(400,712)

Cash flow from financing activities
Proceeds from shareholder loan	7,598,660	-
Proceeds from bank loan	8,170,602	-
Net cash provided by financing activities	15,769,262	-

Effect of changes of foreign exchange rate on cash	(3,471)	8,219
Net decrease in cash	(3,034,148)	(392,493)
Cash, beginning of period	5,878,101	1,104,686
Cash, end of period	$2,843,953	$712,193
Supplemental disclosures of cash flow information:
Interest paid	$751,584	$-
Income taxes paid	$244,997	$37,408